                               ISE LABS, INC.
                            2095 Ringwood Avenue
                         San Jose, California 95131


                                June 19, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention:  Peggy Fisher
            Assistant Director
            Room 4409, Mail Stop 4-8

     Re:  ISE Labs, Inc. Registration Statements on Form S-1
          File No. 333-49685 and on Form 8-A File No. 000-24011
          -----------------------------------------------------

Ladies and Gentlemen:

     Pursuant to Rule 461(a) under the Securities Act of 1933, as amended, ISE Labs, Inc. (the "Company") hereby withdraws the request made on June 12, 1998 that the effective date for the Registration Statements referred to above be accelerated.

                            Very truly yours,

                            ISE Labs, Inc.

                            /s/ Warren T. Lazarow
                            ----------------------
                            Warren T. Lazarow
                            Secretary

cc.: Pamela Long, Esq., Room 4128, M/S 4-4
     Mr. Christopher J. Gregoire, Room 4114, M/S 4-4
     Ms. Maria A. Konstantinidis
     Mr. Michael K. Ackrell
     Jeffrey A. Herbst, Esq.
     Warren T. Lazarow, Esq.

June 19, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention:  Peggy Fisher
            Assistant Director
            M/S 4-8

Re:   ISE Labs, Inc. (the "Company")
      Registration Statement on Form S-1
      File No. 333-49685 and on Form 8-A File No. 000-24011

Ladies and Gentlemen:

In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended, we, the representatives of the underwriters, hereby join ISE Labs, Inc. in withdrawing the request made on June 12, 1998 that the effective date for the Registration Statement referred to above be accelerated.

Very truly yours,

Donaldson, Lufkin & Jenrette Securities Corporation
BT Alex. Brown
As Representatives
By: Donaldson, Lufkin & Jenrette Securities Corporation


  By: /s/ Mike Ackrell
      ----------------
      Mike Ackrell